UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 13, 2011

Oilsands Quest Inc.

(Exact name of registrant as specified in its charter)

Colorado	001-32994	98-0461154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800, 326— 11th Avenue SW Calgary, Alberta, Canada	T2R 0C5

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 263-1623

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(c)  Appointment of Certain Officers.

The Company announced today that effective January 13, 2011, Simon Raven will become the Company’s Vice President, Exploration and Development.

Mr. Raven (age 32) has since August 1, 2006, held the position of Chief Geologist with the Company. Prior to that, Mr. Raven was a Geologist with Norwest Corporation of Calgary. Mr. Raven holds a Bachelor of Science in geology from the University of Calgary, is a professional geologist (P.Geol), and a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta (APEGGA). He is a member of the Canadian Association of Petroleum Geologists (CSPG), American Association of Petroleum Geologists (AAPG), Canadian Heavy Oil Association (CHOA) and the Canadian Institute of Mining and Metallurgy (CIM). Mr. Raven holds no directorships. With demonstrated ability in his position with the Company, Mr. Raven has substantial knowledge of the Company’s history, structure and business. Additionally, his time at Norwest Corporation of Calgary, his professional affiliations and his education enable him to draw upon a variety of practical and academic experiences.

Since May 1, 2009 (the beginning of the Company’s last fiscal year for which audited financial statements are available), Mr. Raven has not had a direct or indirect material interest in any transaction or in any proposed transaction with the Company. Further, there are no family relationships between Mr. Raven and any director or other executive officer of the Company.

In connection with Mr. Raven’s appointment as the Vice President, Exploration and Development, the Company entered into an executive employment agreement with Mr. Raven. The executive employment agreement is in effect for an indefinite term and provides that Mr. Raven will initially receive a base salary of $234,500.00 (CDN). Additionally, Mr. Raven is entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and may be paid bonuses in amounts and on such terms and conditions as determined by the Board of Directors. Further, Mr. Raven is entitled to participate in all of the employment benefits provided by the Company, and is entitled to a vehicle allowance of $1500.00 per month. The executive employment agreement provides that upon a termination of employment by the Company without cause or upon a Triggering Event or a Change in Control (all of which are defined in the agreement), Mr. Raven will receive: (i) a lump sum payment based on his monthly base salary at the time of termination; (ii) a further lump sum payment derived from the value of the benefits provided to Mr. Raven by the Company; and (iii) a lump sum payment based on the average annual bonus (for the previous three years) paid to Mr. Raven. The executive employment agreement provides that the actual sum of each of these lump sum payments will depend on the amount of time Mr. Raven has served as a

Company employee. The executive employment agreement also provides that Mr. Raven will be granted 100,000 stock options to be priced on January 19, 2011.

            In connection with Mr. Raven's appointment as the Vice President, Exploration and Development, the Company also entered into a standard form of indemnity agreement with Mr. Raven that the Company uses for its officers and directors. Under the indemnity agreement, the Company agrees to indemnify and hold harmless Mr. Raven from and against all liabilities actually and reasonably incurred, so long as (a) Mr. Raven acted honestly and in good faith with a view to the best interests of the Company, and (b) in the case of criminal or administrative action enforced by monetary penalty, so long as Mr. Raven had no reasonable grounds for believing his conduct was unlawful. Under the indemnity agreement, the Company also agrees to indemnify and hold harmless Mr. Raven against all expenses actually and reasonably incurred in respect of any action or proceeding to which Mr. Raven is made party by reason of his role with the Company. Further, under the indemnity agreement, Mr. Raven is entitled to an advance of expenses in respect of any proceedings for which he may receive indemnification.

The foregoing description is qualified in its entirety by reference to Mr. Raven’s executive employment agreement and indemnity agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

10.1	Executive Employment Agreement, effective as of January 13, 2010, between Oilsands Quest Inc. and Simon Raven.

10.2	Indemnity Agreement, effective as of January 13, 2010, between Oilsands Quest Inc. and Simon Raven.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2011	Oilsands Quest Inc. (Registrant)

	By:	/s/ Leigh Peters
Name: Leigh Peters
Title: Vice President Legal and Corporate Secretary

EXHIBIT INDEX

Exhibit No.                       Description

10.1           Executive Employment Agreement, effective as of January 13, 2010, between Oilsands Quest Inc. and Simon Raven.

10.2           Indemnity Agreement, effective as of January 13, 2010, between Oilsands Quest Inc. and Simon Raven.